EXHIBIT 5.1


                              February   , 1998
                                      --


Harnischfeger Industries, Inc.
3600 S. Lake Dr.
St. Francis, Wisconsin 53235

Ladies and Gentlemen:

     I am Associate General Counsel for Harnischfeger
Industries, Inc., a Delaware corporation (the "Company"), and have acted as the Company's counsel in connection with the proposed registration by the Company of up to $200 million aggregate principal amount of debt securities
("Debt Securities"), pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange
Commission under the Securities Act of 1933, as amended
(the Registration Statement, as the same may be amended or supplemented, is hereinafter referred to as the "Registration Statement").

     In connection therewith, I have examined and relied upon the original, or copies certified to my satisfaction, of (i) the Certificate of Incorporation and By-laws, as amended, of the Company; (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Debt Securities; (iii) the Registration
Statement and exhibits thereto; (iv) the form of distribution agreement relating to the Debt Securities (the
"Distribution Agreement") to be entered into between the Company and one or more agents or underwriters; (v) the indenture dated as of March 1, 1992, as supplemented by the First Supplemental Indenture dated as of June 12, 1992, between the Company and First Trust National Association
(f.k.a. First Trust of Illinois, National Association)
(successor to Continental Bank, National Association), as
Trustee (the "Trustee"), relating to the Debt Securities
(collectively, the "Indenture"), and (vi) such other documents and instruments as I have deemed necessary for the expression of the opinions contained herein.

     Based upon the foregoing, I am of opinion that:

     When the Registration Statement shall have become effective, the Board of Directors of the Company, or the officers so authorized by the Board, has designated the type, terms and amount of Debt Securities to be issued and take all necessary further action to authorize the issuance and sale thereof as contemplated by the Registration
Statement and the Indenture, and such Debt Securities have been duly executed on behalf of the Company, authenticated by the Trustee under the Indenture and issued and paid for in accordance with the terms of the Distribution Agreement
(and any applicable Terms Agreement), the Debt Securities will constitute valid and binding obligations of the Company enforceable in accordance with their terms and will be entitled to the benefits of the Indenture, subject to the qualification that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting enforcement of creditors' rights

February   , 1998
        --
Page two



generally, and Harnischfeger Industries, Inc. enforcement thereof may be limited by general principles of equity
(regardless of whether enforcement is considered in a proceeding in equity or at law).

     I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of securities or "Blue Sky" laws of the various states to the sale of the Debt Securities.

     I am a member of the bar of the State of Wisconsin and the opinions expressed herein are limited to the laws of the State of Wisconsin, the federal laws of the United
States and the General Corporation Law of the State of Delaware.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this office under the caption "Legal Matters" in the Prospectus forming a part of such Registration Statement.



                         Very truly yours,



                         Eric B. Fonstad
                         Associate General Counsel and
                         Assistant Secretary